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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

         Meridian Healthcare Growth and Income Fund Limited Partnership
                (Name of Registrant as Specified in Its Charter)

                        MACKENZIE PATTERSON FULLER, INC.
                               AND C. E. PATTERSON
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
    1) Title of each class of securities to which transaction applies:
    2) Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    4) Proposed maximum aggregate value of transaction:
    5) Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:


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



                        MacKenzie Patterson Fuller, Inc.,
                               1640 School Street
                            Moraga, California 94556

The General Partners of Meridian Healthcare Growth and Income Fund Limited Partnership (the "Partnership") have requested your vote in favor of three proposals (the "Proposals"), according to the Partnership's Consent Solicitation Statement filed with the Securities and Exchange Commission on June 21, 2005 (the "Partnership's Consent Solicitation").

The Partnership is trying to get you to approve three Proposals:
(1) the sale of all or substantially all of the skilled nursing facilities indirectly owned by the Partnership (each a "Facility" and, collectively, the "Facilities") for what we believe to be an inadequate, untested price; (2) the amendment of the Limited Partnership Agreement to remove your power to approve such transactions, and (3) the winding-up, dissolution and liquidation of the Fund upon the sale of the properties.

We at MacKenzie Patterson Fuller, Inc., a California corporation engaged in a variety of investment and real estate-related business activities, including management of private investment funds ("MPF" or "we"), strongly encourage you grant us a proxy with respect to, or to vote against, the Proposals for the following reasons:

(1) We strongly believe that the proposed sale to FC Properties VI, LLC, a Delaware limited liability company ("Purchaser") for an aggregate gross purchase price of $50,000,000 is untested and inadequate, given the fact that the General Partners have not marketed the Facilities for sale. We believe that the General Partners may have agreed to this sale because they benefit from the continued management contract for the Facilities. Giving the financial condition, results of operations, business, and prospects of the Facilities, we believe that if effectively marketed for sale, the Facilities could be sold for substantially more than $50,000,000 (a belief based in part upon a report we have commissioned from a national senior living brokerage company. We and our affiliates recently offered to purchase your Units for $20 per Unit pursuant to a tender offer, which amount is substantially the same amount the General Partners have estimated you would receive from this sale. (See Consent Solicitation Statement filed by the Partnership on June 21, 2005). If you tendered your Units pursuant to our offer, you have already granted us a proxy, so there is no need for you to respond to this proxy statement or the General Partners'. Ostensibly, you tendered your Units to us if you thought the sale was a good idea, because you would have received approximately the same proceeds. Thus, you may well believe as we do that this sale price is inadequate. If so, please give us your proxy to vote against the sale and stay with the Partnership until the Facilities can be sold for what we believe to be their true value.

(2) The proposed Amendment of Limited Partnership Agreement would permit the General Partners to sell all or substantially all of the Partnership's assets without first obtaining your consent. We see no reason to permit the General Partners unfettered discretion to sell the Facilities for whatever price and upon whatever terms they see fit, if the present sale is not consummated.

(3) We are not interested in opposing dissolution of the Partnership if the Facilities are sold (if we are unsuccessful in our attempt to stop the sale), but the first proposal is contingent upon the dissolution proposal being approved. Thus, we are seeking your proxy to vote against this proposal as well.

Limited partners of record at the close of business on June 1, 2005 are entitled to vote on the Proposals. IN ORDER TO COUNT, THIS CONSENT FORM MUST BE RECEIVED BY THE PARTNERSHIP PRIOR TO 5:00 P.M., EASTERN TIME, ON JULY 18, 2005, UNLESS EXTENDED BY THE GENERAL PARTNERS IN THEIR SOLE DISCRETION. Thus, please return this proxy to us as soon as possible and, in any event, prior to July 18, 2005 at 5:00 P.M. so that we can send all such proxies to the General Partners in time.

       Very truly yours,
       C. E. PATTERSON
       Chief Executive Officer and President
       MacKenzie Patterson Fuller, Inc.
Moraga, California
June __, 2005

     IMPORTANT: PLEASE FILL IN, DATE, SIGN, AND PROMPTLY MAIL THE ENCLOSED GREEN PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE TO ASSURE THAT YOUR UNITS VOTED.

         Meridian Healthcare Growth and Income Fund Limited Partnership

                                 PROXY STATEMENT
                                       OF
                    MACKENZIE PATTERSON FULLER, INC. ("MPF")

            THIS SOLICITATION IS BEING MADE BY MPF AND NOT ON BEHALF
                     OF THE GENERAL PARTNERS OF THE COMPANY.

       The accompanying proxy is solicited by MacKenzie Patterson Fuller, Inc. ("MPF"), a California corporation that manages several investment funds that own units in the Partnership ("Units"), for use in the Consent Solicitation of Meridian Healthcare Growth and Income Fund Limited Partnership, a Delaware limited partnership (the "Partnership") mailed to limited partners June 21, 2005 by the Partnership, for the purposes set forth in the accompanying Proxy Statement. The date of this Proxy Statement is June __, 2005, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to unitholders.

                             SOLICITATION AND VOTING

       Voting Securities. According to the Partnership's Consent Solicitation, only unitholders of record as of the close of business on June 1, 2005 will be entitled to vote in the Consent Solicitation. As of that date, there were 1,540,040 Units issued and outstanding, all of which are entitled to vote with respect to all matters to be decided in the Consent Solicitation. Each unitholder of record as of that date is entitled to one vote for each Unit held by him, her, or it. The Limited Partnership Agreement of the Partnership (the "Partnership Agreement") provides that a majority of all Units entitled to vote is required to approve the Proposals.

       Solicitation of Proxies. The expenses incurred in connection with soliciting proxies will be borne by MPF and its affiliates. MPF may solicit unitholders by mail, email, telephone, facsimile, or in person through its regular employees, and will request banks, brokers, and other custodians, nominees, and fiduciaries to solicit customers for whom they hold Units of the Partnership and will reimburse them for their reasonable, out-of-pocket costs. None of the persons soliciting proxies has any substantial interest in any matter to be acted upon at the Consent Solicitation, other than MPF's and its funds' interests as unitholders. MPF does not, at this time, intend to retain commercial solicitation or advisory services to assist in this matter. Should such services be retained in the future, the terms of such an agreement will be made available. The entire expense of soliciting proxies for the Consent Solicitation is being borne by MPF. MPF will not seek reimbursement for such expenses from the Partnership. Costs of this solicitation of proxies are expected to be approximately $20,000, primarily in legal and mailing costs. Total incurred to date in furtherance of or in connection with the solicitation of proxies is approximately $5,000. We intend to deliver a proxy statement and form of proxy to all unitholders of record of the Partnership, which is greater than the percentage of Units required to reject the Proposals.

       Voting of Proxies. All valid proxies received prior to the expiration of the Consent Solicitation will be exercised. All Units represented by a proxy will be voted, and where a proxy specifies a unitholder's choice with respect to any matter to be acted upon, the Units will be voted in accordance with that specification. If no choice is indicated on the proxy, the Units will be voted AGAINST the Partnership Proposals. A unitholder giving a proxy has the power to revoke his, her, or its proxy at any time prior to the time it is exercised by delivery to the General Partners of the Partnership of either a written instrument revoking the proxy, or a duly executed proxy with a later date, or a duly executed Consent Solicitation with a later date.

                                 PROPOSAL NO. 1
                     APPROVAL OF THE SALE OF THE FACILITIES

Background

The General Partners of the Partnership have agreed, subject to your approval, to the sale of the seven skilled nursing facilities (the "Facilities") owned by the Operating Partnerships (as defined below), all of the real property on which the Facilities are located, and all of the personal property located at the Facilities and/or used primarily in connection with the operation of the Facilities, pursuant to the Asset Purchase Agreement dated as of February 11, 2005 (the "Purchase Agreement"), by and among FC Properties VI, LLC, a Delaware limited liability company ("Purchaser"), and Plainfield Meridian Limited Partnership, Caton Manor Meridian Limited Partnership, Frederick Meridian Limited Partnership, Hamilton Meridian Limited Partnership, Randallstown Meridian Limited Partnership, Mooresville Meridian Limited Partnership, and Spencer Meridian Limited Partnership, all Maryland limited partnerships and subsidiaries of the Fund (each an "Operating Partnership" and, collectively, the "Seller") (the "Sale").

The gross aggregate purchase price for the Facilities pursuant to the Purchase Agreement is an amount equal to approximately $50,000,000, plus the payment of the Net Working Capital (as defined in the Purchase Agreement) (collectively the "Purchase Price"). We at MPF believe that this price is inadequate for two reasons:

1) We believe the Partnership could only know the true market value of the Facilities by engaging in an active marketing of the Facilities.
2) We have engaged a national senior living brokerage firm to assess the value of the Facilities, and this firm believes that the Facilities could be sold for substantially more than $50,000,000!

A complete description of the terms of the Purchase Agreement, and a copy of the agreement, has been provided to you by the General Partners in the Consent Solicitation Statement dated June 21, 2005 on Schedule 14A, which is also available from the Securities and Exchange Commission or via the EDGAR database at www.sec.gov. You should review the General Partners' Consent Solicitation prior to making a decision as to whether to grant us your proxy. You can also contact us for a copy of this Consent Solicitation, and we will provide it to you free of charge within one business day of your request.

Purpose and Effect of the Proposal

The General Partners are required by the Partnership Agreement to obtain the consent of the limited partners prior to a sale of the assets of the Partnership. Thus, the General Partners are seeking your consent, which, if obtained, would satisfy that condition to the Purchase Agreement and would allow the Sale to proceed.

Consequences of Proposal

The General Partners have estimated that you would receive between $20 and $21 per Unit in proceeds from the Sale, although because they commit to resolicit your consent if the proceeds are less than $18, by implication, the amount you will receive could be as low as $18 per Unit.

We are asking you not to give that consent because we believe the Sale is not in your best interest and that an active marketing of the Facilities could bring a substantially higher sale price. We have demonstrated our conviction with our previous offer to purchase your Units for $20 per Unit, approximately the amount that the General Partner estimates you would receive from the Sale and dissolution of the Partnership. If you grant us your proxy, and we are successful in getting a majority of the Unitholders to vote against the Sale, the Sale will not go through to Purchaser. Pursuant to the terms of the Development General Partner's waiver of its right of first refusal, it would then have the right to purchase the Facilities pursuant to the same terms. We anticipate that the Development General Partner would not do so because if Unitholders reject the Sale, we see no reason they would approve a sale under the same terms to the General Partner. We anticipate that we would solicit proxies to oppose any such sale as well. Thereafter, the Partnership can actively market the Facilities for 120 days without the right of first refusal restriction that the General Partners say impeded obtaining a higher price.

Vote Required and MPF's Recommendation

       The affirmative vote of a majority of the outstanding Units is required for approval of this proposal. Abstentions will have the same effect as a "NO" vote.

        MPF recommends a vote "AGAINST" the Proposal to approve the Sale of the Facilities.

                                 PROPOSAL NO. 2
                         DISSOLUTION OF THE PARTNERSHIP

Background

If the General Partners are successful in obtaining consent to the Sale, they also want your approval to file a certificate of cancellation of the Fund and to proceed to liquidate, dissolve and wind-up the Fund and distribute its net assets to limited partners in accordance with the Partnership Agreement and applicable law (the "Liquidation"). The General Partners estimate that the net assets of the Fund available for distribution to limited partners following the Sale will be in a range of $20.00 to $21.00 per Unit prior to any reduction due to state or local tax withholding. Limited partners will also receive a pro rata beneficial interest in the liquidating trust, which the General Partners estimate could provide additional distributions in a range of approximately $0.00 to $0.32 per Unit. The General Partners have stated that they will resolicit the consent of Investors in the event that distributions to investors will be less than $18.00 per Unit. Thus, your distributions could be $18.00 per Unit (or even less, in which case you would have your consent solicited again).

Because approval of each of the Sale and the Liquidation is contingent upon limited partner approval of both of Proposals, if the holders of a majority of the issued and outstanding Units do not approve the Liquidation, the Sale and Liquidation will not occur and the General Partners will continue to conduct the business and affairs of the Fund in accordance with the Fund's limited partnership agreement.

Purpose and Effect of the Proposal

The General Partners want your consent to dissolve the Partnership if it also gets consent from the limited partners to the Sale. If both the Sale proposal and the Liquidation proposal are approved, the General Partners will have the authority they need to consummate the Sale and liquidate the Partnership.

Consequences of Proposal

If a majority of limited partners consent to the Liquidation and to the Sale, the Sale will be consummated, the Partnership dissolved, and final distributions made to the limited partners. The General Partners have estimated that limited partners will receive approximately $20 to $21 per Unit plus an interest in the liquidating trust, which they estimate could provide $0.00 to $0.32 per Unit, although such amounts could be as low as $18.00 per Unit without your consent being solicited again.

If you grant us your proxy, and we are successful in getting a majority to vote against the Liquidation and the Sale, then the Facilities will not be sold to the Purchaser. The Development General Partner will then have the right to purchase the Facilities pursuant to the exact same terms, including your consent.

Vote Required and MPF's Recommendation

       The affirmative vote of a majority of the outstanding Units is required for approval of this proposal. Abstentions will have the same effect as a "NO" vote.

        MPF recommends a vote "AGAINST" Proposal to dissolve the Partnership.

                                 PROPOSAL NO. 3
      AMENDMENT OF LIMITED PARTNERSHIP AGREEMENT TO PERMIT GENERAL PARTNERS
               TO BYPASS LIMITED PARTNER APPROVAL OF FUTURE SALE

Background

The General Partners intend to consummate the Sale pursuant to the terms and conditions of the Purchase Agreement if the limited partners approve the Sale and Liquidation. However, the General Partners also want authority to sell all or substantially all of the Fund Property to unaffiliated third party purchasers in the future without first obtaining the consent of limited partners, in the event, and solely to the extent that, the Sale is not consummated for any reason. Thus, if limited partners do not approve the Sale at this price, the General Partners want you to give them authority to sell the Property at any price! The General Partners want to amend the Partnership Agreement to remove the requirement that limited partners approve the sale of all or substantially of the Partnership's assets (the "Amendment").

Purpose and Effect of the Amendment

If limited partners approve the Amendment, and the closing of the Sale does not occur, the Partnership may sell the Partnership's property in the future at any price without the consent of the holders of a majority of outstanding Units. If the closing of the Sale occurs the Amendment will be moot.

Vote Required and MPF's Recommendation

       The affirmative vote of a majority of the outstanding Units is required for approval of this proposal. Abstentions will have the same effect as a "NO" vote.

        MPF recommends a vote "AGAINST" approval of the amendment of the Partnership Agreement.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

                   Outstanding Voting Securities; Record Date

As of the Record Date, there were 1,540,040 Units outstanding, which represent all of the voting securities of the Fund. Each Unit is entitled to one vote.

Only Investors of record as of the Record Date will be entitled to notice of and to execute and deliver a Consent Form.

         Security Ownership of Certain Beneficial Owners and Management

According to the Partnership's definitive Consent Solicitation Statement on
Schedule 14A, filed June 21, 2005, the following table sets forth certain information, as of June 1, 2005, the beneficial ownership of Units of the Fund by persons or entities beneficially owning more than 5% of the Units, the individual directors and officers of the Administrative General Partner, the individual directors and officers of the Development General Partner and all of the directors and officers of each of the Administrative General Partner and the Development General Partner as a group. Additionally, we have added information about our affiliates ownership of Units.




                                                                      Amount of Units     Percent of
        Name                                     Title of Class      Beneficially Owned     Class
Brown Healthcare Holding Co., Inc.         Units of Limited                  40              .0026%
300 East Lombard Street                    Partnership Interests
Suite 1200
Baltimore, Maryland 21202

Meridian Healthcare Investments, Inc.      General Partner                  N/A              50%
515 Fairmount Avenue                       Interest
Towson, Maryland 21286

Brown Healthcare, Inc.                     General Partner                  N/A              50%
300 East Lombard Street                    Interest
Suite 1200
Baltimore, Maryland 21202

Directors and Officers of
Administrative General Partner as
a Group(1)

Directors and Officers of
Development General Partner as
a Group(1)

MacKenzie Patterson Fuller, Inc. (2)       Units of Limited               124,629             8%
1640 School Street                         Partnership Interests
Moraga, CA 94556

Notes:
(1) - Less than 1%
(2) - Units are owned by investment funds managed by MacKenzie Patterson Fuller, Inc., which has sole voting and dispositive control over such Units and so is deemed to beneficially own such Units. MacKenzie Patterson Fuller, Inc. disclaims beneficial ownership of such Units. No individual entity managed by MacKenzie Patterson Fuller, Inc. owns greater than 5% of the Partnership's Units. See below under "INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON" for a list of entities and their respective ownership of Units.

                         MARKET FOR UNITS; DISTRIBUTIONS

There is no established public trading market for the Units. The Purchasers review of independent secondary market reporting publications such as The Direct Investments Spectrum (formerly The Partnership Spectrum) and The Stanger Report, reported trades ranging from $12.00 to $16.77 in the past year. The American Partnership Board, another independent, third-party source, reported sales at $16.77 in the 3rd Quarter 2004. Our affiliates recently completed a tender offer in which it purchased 90,431 Units for $20.00 per Unit. The General Partners reported that "To the best of the General Partners' knowledge between January 1, 2004 and March 31, 2005 Units have traded in the range of $10.00 to $21.50 per Unit. The General Partners believe there are presently offers outstanding to purchase Units that range from $16.50 to $20.00." (See the Consent Solicitation filed by the Partnership on June 21, 2005).

The information published by these independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange. Accordingly, the Purchasers do not know whether the foregoing information is accurate or complete.

According to the General Partners, the Partnership declared quarterly cash distributions to Investors for 1999 through the first quarter of 2005 as set forth in the following table:



Quarter           2005          2004           2003          2002           2001           2000          1999
1st             0.3750        0.3750         0.3750        0.5313         0.5313         0.5313        0.5313
2nd               -           0.3750         0.3750        0.5313         0.5313         0.5313        0.5313
3rd               -           0.3750         0.3750        0.5313         0.5313         0.5313        0.5313
4th               -           0.3750         0.3750        0.2813         0.5313         0.5313        0.5313
Totals          0.3750        1.5000         1.5000        1.8750         2.1251         2.1251        2.1250

(See the Consent Solicitation filed by the Partnership on June 21, 2005).

             INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

We and our directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies of the Partnership's unitholders to vote in the manner requested by this letter. We are the manager of certain investment funds, which collectively beneficially own the following Units of limited partnership interest of the Partnership. Our investment funds and we have no substantial interest in this solicitation other than as owners of the Partnership's Units.

                 Name                  Units (all Common Stock)       Percentage
MPF-NY 2005, LLC                              18,000                     1.17%
MPF DeWaay Premier Fund, LLC                  12,000                       *
MP Value Fund 7, LLC                          10,100                       *
Mackenzie Patterson Special
  Fund 7, LLC                                 12,000                       *
Mackenzie Patterson Special
  Fund 6, LLC                                  9,500                       *
Mackenzie Patterson Special
  Fund 6-A, LLC                                7,000                       *
Mackenzie Patterson Special
  Fund 5, LLC                                 14,458                       *
MPF Acquisition Co. 3, LLC                     3,750                       *
Accelerated High Yield
  Institutional Investors, Ltd., L.P.         13,240                       *
Moraga Gold, LLC                               9,681                       *
MP Falcon Fund, LLC                            5,080                       *
Cal-Kan, Inc.                                  2,400                       *
MP Falcon Growth Fund 2, LLC                   1,300                       *
MP Value Fund 4, LLC                           6,120                       *
All participants as a group                  124,629                      8.1%

*Represents less than 1% of the outstanding Units of the Partnership. Calculated on the basis of 1,540,040 Units outstanding, as disclosed by the Partnership in its Consent Solicitation on Schedule 14A, filed June 21, 2005.

                           INCORPORATION BY REFERENCE

The following documents, which have been previously filed by the Partnership with the Securities and Exchange Commission, are hereby incorporated herein by reference:

(1) The Partnership's Form 10-K for the fiscal year ended December 31, 2004;

(2) The Partnership's Form 10-Q for the interim period ended March 31, 2005; and

(3) The Partnership's Consent Solicitation Statement on Schedule 14A filed June 21, 2005.

Pursuant to the regulations of the Securities and Exchange Commission, we will provide you, without charge and upon written or oral request of such person, copies of all items incorporated by reference above. We incorporate the above documents in order to comply with the information requirements of the proxy rules, but we cannot independently verify the information so incorporated by reference.

A copy of the Partnership's Form 10-K for the fiscal year ended December 31, 2004 and the Form 10-Q for the interim period ended March 31, 2005 have been sent to you by the General Partners concurrently with their Solicitation Statement.

       Very truly yours,
       C. E. PATTERSON
       Chief Executive Officer and President
       MacKenzie Patterson, Inc.

         MERIDIAN HEALTHCARE GROWTH AND INCOME FUND LIMITED PARTNERSHIP
                Proxy for the Consent Solicitation of Unitholders
                     Mailed by the Partnership June 21, 2005
                 Solicited by MacKenzie Patterson Fuller, Inc.,
                 NOT by the General Partners of the Partnership

       The undersigned hereby appoints MacKenzie Patterson Fuller, Inc. and/or
C. E. Patterson, with full power of substitution, to represent the undersigned and to vote all of the Units of limited partnership interest in Meridian Healthcare Growth and Income Fund Limited Partnership (the "Partnership"), which the undersigned is entitled to vote in the Consent Solicitation of Unitholders of the Partnership mailed by the Partnership on or about on June 21, 2005, and for any extension, adjournment, or postponement or further solicitation thereof as hereinafter specified upon the proposals listed below and as more particularly described in the Proxy Statement of MacKenzie Patterson Fuller, Inc. dated June __, 2005 (the "Proxy Statement"), receipt of which is hereby acknowledged.

     THE  UNITS  REPRESENTED   HEREBY  SHALL  BE  VOTED  AS  SPECIFIED.   IF  NO
SPECIFICATION  IS MADE, SUCH UNITS SHALL BE VOTED "AGAINST"  PROPOSALS 1, 2, AND
3.

        YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN
                   ENVELOPE SO THAT YOUR UNITS WILL BE VOTED.



MPF RECOMMENDS MARKING "DOES NOT CONSENT" ON PROPOSAL NUMBER 1

In Proposal Number 1, the General Partners request that the limited partners consent to:
"1. The sale of all of the rights in the real property on which each of the Facilities owned and operated by the Operating Partnerships of the Fund are located and all of the interests in or rights to use, if any, certain personal property located at the Facilities and/or used primarily in connection with the operation of the Facilities, pursuant to the Asset Purchase Agreement dated as of February 11, 2005 by and among FC Properties VI, LLC, a Delaware limited liability company and Plainfield Meridian Limited Partnership, Caton Manor Meridian Limited Partnership, Frederick Meridian Limited Partnership, Hamilton Meridian Limited Partnership, Randallstown Meridian Limited Partnership, Mooresville Meridian Limited Partnership, and Spencer Meridian Limited Partnership each Maryland limited partnerships and subsidiaries of the Fund (each an "Operating Partnership" and, collectively, the "Seller") (the "Sale") and the grant to the General Partners, or any one of them, through their officers, employees, and agents, of the authority to negotiate, execute, and deliver all documents, agreements, instruments, and certificates, and pay all fees, expenses and disbursements (including, but not limited to, real estate broker commissions), and take any and all other actions as they or any one of them may deem necessary or advisable in connection with or relating to the Sale."

    |_| DOES NOT CONSENT                     |_| ABSTAINS         |_| CONSENTS



MPF RECOMMENDS MARKING "DOES NOT CONSENT" ON PROPOSAL NUMBER 2

In Proposal Number 2, the General Partners request that the limited partners consent:
"2. To the liquidation, dissolution and winding-up of the Fund pursuant to
Article 8 of the Partnership Agreement following the consummation of the Sale (the "Liquidation")."

    |_| DOES NOT CONSENT                     |_| ABSTAINS         |_| CONSENTS



MPF RECOMMENDS MARKING "DOES NOT CONSENT" ON PROPOSAL NUMBER 3

In Proposal Number 3, the General Partners request that the limited partners consent:
"3. To the Amendment to the Agreement of Limited Partnership of the Fund, dated as of December 8, 1987 (as amended, supplemented or otherwise modified from time to time) (the "Partnership Agreement") to permit the General Partners to sell all or substantially all of the assets of the Fund to unaffiliated third parties without first obtaining Investor consent (the "Amendment")."

    |_| DOES NOT CONSENT                     |_| ABSTAINS         |_| CONSENTS

Signature: _____________________       Joint Signature: _____________________
                                                           (if held jointly)
Name:      _____________________
                                       Name:   _____________________

Title:     _____________________

Please sign your name(s) in the same         Estimated # of
manner as the name(s) in which ownership     Units Being voted: ________________
of the Units is registered. When Units are
held by two or more joint holders, all
such holders must sign. When signing as      Dated: _____________________
attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized partner. If a limited liability company, please sign in the limited liability company name by the members or the duly authorized manager.